Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated March 30, 2009, relating to the consolidated financial statements of Cole Credit Property Trust III, Inc. and subsidiary appearing in the Annual Report on Form 10-K of Cole Credit Property Trust III, Inc. for the period from January 22, 2008 (date of inception) to December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 12, 2010